EXHIBIT 10.1

Confidential

Execution Copy

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT IS NOT A LEASE AND IS A MERE LICENSE AND CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE OR OTHER REAL PROPERTY INTEREST IN LICENSEE’S FAVOR. THE PARTIES HERETO FURTHER ACKNOWLEDGE THAT ALL INTELLECTUAL PROPERTY, WHETHER PATENTABLE OR NOT, CREATED, CONCEIVED OR REDUCED TO PRACTICE BY LICENSEE SHALL BE THE SOLE PROPERTY OF AND SHALL VEST IN LICENSEE.

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LICENSE AND SERVICES AGREEMENT

This License and Services Agreement (the “Agreement”) is made as of the 28th day of April, 2021 (“Effective Date”), by and between AZZUR CLEANROOMS-ON-DEMAND - BOSTON, LLC, a Massachusetts limited liability company (the “Licensor”), and Synlogic Operating Company, Inc. 301 Binney St. Suite 402 Cambridge, MA 02142, a Delaware corporation (the “Licensee”).

WITNESSETH:

WHEREAS, pursuant to certain agreements (as may be amended, modified, and/or restated from time to time, the “Lease”) between Licensor and DBCI, Inc. (the “Landlord”), Licensor leases the buildings wherein it provides services to the Licensee (the “Premises”).

WHEREAS, Licensor desires to license to Licensee, and Licensee desires to license from Licensor and use, a portion of the Premises for the sole purpose of early phase clinical or preclinical manufacturing and related activities, together with other business activity related thereto; and

WHEREAS, Licensor and Licensee are willing to enter into such license, and for Licensee to engage Licensor to perform such support services, all under the terms, covenants and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01The following terms used herein shall have the meaning set forth in the corresponding section set forth in the table below:

Defined Term	Section
Agreement	Preamble
Cleanroom(s)	2.01
Common Space	2.01
Confidential Information	9.01
Dedicated Space	2.01
Effective Date	Preamble
Equipment	3.03
Fees	7.01
Landlord	Recitals
Lease	Recitals
Licensed Space	2.01
License	2.01
Licensee	Preamble
License Fee	7.01
Licensor	Preamble
Licensor’s FF&E	2.02
Losses	11.02
Office Space	2.01
Premises	Recitals
Products	3.01
Intellectual Property	8.01
Regulatory Approval	6.02
Regulatory Authority	5.03
SOPs	2.03
SOW	2.01
Support Services	4.01
Term	12.01

ARTICLE II.

GRANT OF LICENSE

Section 2.01Grant of License.  Subject to the terms and conditions of this Agreement, Licensor does hereby grant to Licensee a limited license (the “License”) to occupy cleanroom space and associated office space all of which are identified in an individual Scope of Work (“SOW”) executed by the parties (respectively, the Cleanroom and the Office Space, collectively, the “Dedicated Space”), together with a non-exclusive right in common with the Licensor and Licensor’s invitees, guests, customers, and other licensees at the Premises to access and use the following, including but not limited to: gown-in and gown-out areas, access corridors, main lobby, necessary hallways, shared breakrooms, shared rest-rooms, shared parking areas, stairs and ingress and egress points (the “Common Space”, and collectively with the Dedicated Space, the “Licensed Space”).

Section 2.02Licensor Equipment.  The foregoing License grant contained in this Agreement provides Licensee with the exclusive use of the Licensor’s equipment, furniture and other property located in the Dedicated Space and, subject to the SOPs, non-exclusive use of the equipment, furniture and other property located in the Common Space, each as described on an applicable SOW. Unless otherwise specified in an applicable SOW, all personal property, including furniture and equipment installed in or located in the Licensed Space prior to Licensee’s use of the Licensed Space is the property of Licensor and is to be described in the applicable SOW (collectively, the “Licensor’s Fixtures, Furniture & Equipment” or “Licensor’s FF&E”).

Section 2.03Standard Operating Policies (“SOPs”).  The Licensee shall comply fully with the Licensor’s required SOPs as from time to time in effect with respect to the Premises, including the SOPs for use of and cleaning the Cleanroom. These SOPs shall be made available to the Licensor for training purposes, as specified in the applicable SOW. Licensor shall have the right, exercisable in its sole and absolute discretion to revise, amend, modify, and/or restate the SOPs at any time, and such revised, amended, modified, and/or restated SOPs shall be deemed to be automatically and immediately incorporated herein. The Standard Operating Procedures for the Premises and/or Licensed Space applicable to Licensee, as revised, amended, modified and/or restated from time to time by Licensor, in Licensor’s sole discretion, are referred to herein as, the “SOPs.”

ARTICLE III.

USE OF LICENSED SPACE

Section 3.01Use of Space.  Licensee shall use the Licensed Space for the sole purpose of early phase clinical or pre-clinical manufacturing and related activities (“Activities”) for Licensee’s product (collectively, the “Products”), together with all other business activities related thereto including producing Products or engaging in Activites on behalf of third-parties and/or collaborators.  Notwithstanding anything herein to the contrary, throughout the Term (defined in Article 12), Licensee shall use and occupy the Licensed Space solely in accordance with, and as permitted under, the terms of the Lease.

Section 3.02Access.  Except in the case of emergencies, or exceptions specified in the applicable SOW, Licensee and its duly authorized, trained employees shall have access to the Dedicated Space and to Common Space between the standard working hours of 06:30 to 18:00, Monday through Friday. Work being performed outside standard working hours/days shall require reasonable advance notification to, and approval from the Licensor. Licensee’s duly-authorized agents, invitees, or guests may enter the Licensed Space in accordance with access and security procedures as set forth in applicable SOPs provided in writing to Licensee by Licensor.

Section 3.03Equipment.  Except as to any equipment that does not impact Licensor’s current mechanical, electrical and plumbing (“MEP”) as well as SOPs Licensee shall not be permitted to install or bring into the Dedicated Space any new equipment or accessories that were not previously defined in the applicable SOW, unless approved in writing (i.e. Change Order) by Licensor, which writing shall be attached as an amendment to the applicable SOW.  Licensee shall work with the Licensor to define, as necessary, any additional costs of installation, calibration and preventive maintenance, or monitoring of such approved Equipment, and define the appropriate responsibility in the Change Order.

ARTICLE IV.

SUPPORT SERVICES

Section 4.01Support Services.  During the Term, Licensor shall provide to Licensee certain support services as set forth in an applicable SOW (the “Support Services”) and include on-site personnel support, project management, controlled temperature storage of materials, use of process gases, gowning supplies, consumables, liquid nitrogen, dry ice, coordination and management of third party activities such as shipping, calibration etc. The costs of such Support Services are included in the License Fee and detailed in the applicable SOW.

Section 4.02Training.  Licensee (and its duly-authorized employees, consultants or contractors needed for any of Licensee’s activities on the Premises) shall participate in certain training as defined in the Licensor’s SOPs as reasonably required by Licensor.  Such required training modules may include: (i) training before occupying and using Licensed Space; (ii) updated training as applicable; and (iii) training as procedures change and periodic refresher training including as to life safety matters as Licensor may direct from time to time. Training shall be provided in a manner and at times that are mutually agreed by the parties. Training costs shall be listed in the applicable SOW.  Licensee employee discipline shall be the responsibility of the Licensee, and Licensor shall direct any complaints with respect to a Licensee employee to the attention of Licensee’s Facility Director, or designee who may be named in an applicable SOW.

Section 4.03Utilities.  As part of the Support Services and included in the License Fees described in any SOW, Licensor shall provide routine monitoring of environmental conditions (temperature, pressure, humidity, as defined in the applicable SOW) for the Licensed Space and Licensor’s FF&E twenty-four hours a day/seven days a week.  Licensor shall provide services to back-up electrical equipment to allow for activities and materials storage, at the necessary temperatures, to continue in the event of a power outage at the Licensed Space.

Section 4.04Security.  Licensee acknowledges that Licensor is a lessee of the Premises and does not provide, nor is responsible for providing, security services at the  Premises, or any portion of the Licensed Space. Licensee shall comply with all security procedures and requirements including all applicable SOPs related to security.

Section 4.05Parking.  Licensee and its employees will park in the areas around the Premises so designated from time to time by Licensor as the parking areas for Licensee. Such parking areas will be non-exclusive. Licensee’s guests and invitees shall park in the parking areas around the Premises so designated from time to time by Licensor as the parking areas for visitors.

Section 4.06Use of Subcontractors. The Support Services may not be subcontracted by Licensor without prior written notice to, and approval by, the Licensee (with such approval including the subcontracted actions being outlined in the applicable SOW).

Section 4.07Other Licensee Operations, Activities and Requirements.  Except, and only to the extent of the Support Services expressly provided for in this Agreement, Licensor shall not have any obligations or otherwise be responsible or liable for any other operations, activities or requirements of Licensee or any services in support of the same, whether arising out of the processing or other activity at the Licensed Space or otherwise, including equipment, supplies, services and facilities.

Section 4.08Quality Agreement. The parties will also agree upon a Quality Agreement containing quality assurance provisions for the Licensed Space and Support Services (“Quality Agreement”). In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, the provisions of the Quality Agreement shall govern.

ARTICLE V.

LEASE; REPAIRS AND MAINTENANCE

Section 5.01Incorporation of Lease Obligations by Reference; Licensee’s Obligations to Maintain Dedicated Space.  The rules, restrictions and obligations that regard occupancy and use imposed upon Licensor (in its capacity as the tenant) pursuant to the Lease are incorporated herein by reference and imposed upon Licensee mutatis mutandis, except to the extent they are expressly deleted or modified by the provisions of this Agreement. Without limiting the generality of the foregoing, Licensee shall not make any alterations, improvements or additions to the Dedicated Space unless Licensee obtains Licensor’s prior written consent, which shall not be withheld unreasonably (provided that any such withholding on account of the Landlord similarly withholding such consent shall be deemed “reasonable”).  Licensee shall maintain the Designated Space in a good, neat, and orderly condition, and in such a condition as is required of Licensor as tenant under the Lease; provided that Licensee shall not make any repairs to the Designated Space, such repair right and obligation being held solely by Licensor (subject to any indemnification obligations Licensee may have with respect to the event, cause, or circumstances giving rise to such repair right or obligation). Licensee shall inform Licensor if Licensor’s FF&E in the Dedicated Space requires maintenance or repair in order to keep the same in good order and repair and Licensor shall maintain and repair Licensor’s FF&E. Licensee shall not permit the Designated Space to be overloaded, damaged, contaminated by hazardous materials, stripped, or defaced, nor suffer any waste. Notwithstanding anything herein to the contrary, the whole of the Premises remains Licensor’s property and in Licensor’s possession and control. Licensee acknowledges that this Agreement creates no tenancy interest, leasehold estate or other real property interest in Licensee’s favor.

Section 5.02Subordination to Lease; No Privity.  This Agreement is subject and subordinate to the Lease. Nothing in this Agreement shall be construed to create privity of estate or privity of contract between Licensee and Landlord. Nor shall anything herein contained be deemed to create any partnership or joint venture between the parties hereto, and the relationship of the parties shall be solely that of independent contractors.

Section 5.03Licensor Access to Licensed Space. Notwithstanding any non-disclosure, confidentiality, or other like-restrictive covenant agreement(s) executed by Licensor in favor of Licensee, Licensor and its employees, contractors and agents shall have the right from time to time and at any time throughout the Term to enter (with reasonable advance notice) any portion of the Licensed Space (including, without limitation, each Cleanroom, the Office Space, and the Common Space) to examine and inspect the same to make such repairs, alterations, improvements or additions to the Dedicated Space or any other portion of the Premises; provided that (1) Licensor’s employees, contractors, agents and business invitees shall be required to sign a Licensee’s standard form of visitor confidentiality agreement prior to being allowed access to the Dedicated Space, and (2) Licensor shall use reasonable efforts to minimize disruption to the business and operations of Licensee. Additionally, notwithstanding any non-disclosure, confidentiality, or other like-restrictive covenant agreement(s) executed by Licensor in favor of Licensee, Licensor shall be permitted to allow into the Premises and any portion of the Licensed Space (including, without limitation, each Cleanroom, the Office Space, and the Common Space) any governmental or Regulatory Authority (as defined below) for any purpose whatsoever upon reasonable notice or after good faith efforts to provide such notice. The term “Regulatory Authority” shall include but is not limited to international country regulatory agencies, the United States FDA, United States state regulatory agencies, and voluntary regulatory agencies such as the American Association of Tissue Banks (AATB), and other similar agencies, as these Regulatory Authorities apply to the Licensee’s activities.

ARTICLE VI.

REGULATORY

Section 6.01Facility Qualification / Standards.  Licensor does not guarantee, certify, represent, or warrant that any portion of the Dedicated Space (including, without limitation, any Cleanroom) is certified by the International Organization for Standardization (“ISO” or any other third-party standardization or certification organization or entity). No portion of the Designated Space is registered or otherwise licensed by the United States FDA, or any other governmental authority or Regulatory Authority as a manufacturing, preparing, propagating, compounding, or processing establishment.  Licensor is responsible for qualifying the Cleanroom(s) and support systems for their intended use, as per the applicable SOW.

Section 6.02Regulatory Registrations and Approvals.  Licensee shall be solely responsible for obtaining and maintaining all Regulatory Approvals (as defined herein) necessary for the research, development, processing, manufacturing or licensing activities associated with their Product(s). Notwithstanding anything to the contrary - for example, separate agreements between the Licensee and Licensor - the Licensor shall have no obligation to assist Licensee in obtaining and/or maintaining any Regulatory Approvals, and shall have no obligation to make any addition, modification, alteration, or renovation to any portion of the Licensed Space and/or Support Services. The term “Regulatory Approval” means any and all approvals, licenses, registrations, accreditations or authorizations of the relevant Regulatory Authority, including all approvals and permits necessary for the processing, development, manufacture, use, storage, import, or transport of product.

Section 6.03Inspections and Audits.  To the extent permitted by applicable law, each party shall promptly advise the other party if an authorized agent of a governmental authority or Regulatory Authority visits or intends to visit the Premises for the purpose of performing an audit or inspection. Notwithstanding the foregoing, Licensee and Licensor each acknowledge and agree that Licensor shall have no responsibility or other obligation to communicate or interact with any governmental authority or Regulatory Authority with respect to the research, development, processing, manufacturing or licensing activities or requirements of the product(s), or the Licensed Space’s or the Support Services’ suitability, registration, or licensure for aforementioned, in regard to the Licensor’s product(s). Licensee shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the research, development, processing, manufacturing or licensing activities or requirements of the Product(s).

ARTICLE VII.

FEES

Section 7.01Fees.  Licensee shall pay to Licensor a license fee for Licensed Space (the “License Fee”). Licensee shall also be assessed a monthly charge to cover variable costs services such as third party shipping costs, overages on support services on a monthly basis and minor out of scope items (“Variable Budget”). The License Fee, Variable Budget and payment terms shall be set forth on the fee schedule attached to an applicable SOW.

Section 7.02Payments.  All Fees shall be paid in accordance with the fee schedule defined in the applicable SOW and paid in lawful money of the United States of America by electronic transfer of funds to the account of Licensor set forth in a written notice from Licensor or by another method agreed between the parties.

Section 7.03Taxes.  Licensor shall be responsible for the payment of any and all taxes levied on account of Fees paid to Licensor by Licensee under this Agreement.

ARTICLE VIII.

INTELLECTUAL PROPERTY

Section 8.01Intellectual Property.  Licensor agrees not to claim any rights, title or ownership in the Licensee’s Confidential Information (as defined herein) or any Intellectual Property (as defined herein), and that the rights, title and ownership in the Confidential Information and Intellectual Property shall, as between the parties, vest in Licensee.  Licensor further agrees not to use any trademark of Licensee, or any other identifier for any advertising, promotion or any other purpose without the prior written consent of Licensee. “Intellectual Property” means all intellectual property, whether patentable or not, created, conceived or reduced to practice by Licensee, either alone or in combination with others, in carrying out any services hereunder or otherwise in connection with this Agreement, including inventions, discoveries, modifications, and/or improvements, patents, patent applications, trademarks, trade names, service marks, copyrights, creative works, derivative works, moral rights, trade secrets, proprietary information, rights to use, industrial designs, proprietary materials, including chemical and biological materials, compositions, methods of use, methods of administration, or methods of treatment.

Section 8.02Assistance.  Upon the written request of Licensee, Licensor and Licensee shall negotiate in good faith the entry into a mutually agreeable consulting agreement between Licensor and Licensee pursuant to which Licensor would provide consulting services to Licensee with respect to preparing, filing, prosecuting, and maintaining rights to any Intellectual Property. To the extent any provision of a consulting agreement expressly conflicts with any provision of this Agreement, the provisions of such consulting agreement shall govern.

ARTICLE IX.

CONFIDENTIALITY

Section 9.01Mutual confidentiality terms and conditions were defined and approved in the previously executed agreement dated 07, May 2018 and any amendments (the “CDA”), which is incorporated by reference, the term of which extends to cover confidential disclosures made hereunder and pursuant to any obligations as set forth in the CDA.

ARTICLE X.

REPRESENTATIONS AND WARRANTIES

Section 10.01Representations and Warranties by each Party.  Each party represents, warrants and covenants that:

(a)Organization and Good Standing.  Such party is and will remain a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)Authorization.  The execution and delivery of this Agreement has been authorized by all requisite action.  This Agreement is and will remain a valid and binding obligation of such party, enforceable in accordance with its terms, subject to any applicable laws with respect to bankruptcy, insolvency and the relief of debtors;

(c)No Broker.  Neither party has dealt with a broker, agent or finder in connection with this Agreement;

(d)No Conflict.  Such party is authorized to enter into this Agreement and that the respective signatories hereto have been authorized to sign this Agreement, and such party does not require consent from and is not violating any contractual obligation with any other party by entering into this Agreement; and

(e) Compliance with Laws.  Such party shall comply with all applicable laws, regulations and ordinances and the permits, orders and requirements of all government authorities in connection with its grant of and use of the Licensed Space, Support Services, and testing of the Product.  Without limiting the preceding sentence, Licensee acknowledges that its obligations will include maintaining appropriate material safety data sheets and other records and provide the same to Licensor to enable Licensor to comply with its obligations.

Section 10.02Representations and Warranties by Licensor. All Support Services furnished by Licensor will be performed by adequately trained personnel in a professional manner and in accordance with the highest industry standards. Throughout the Term, Licensor shall comply with all Lease terms and maintain the Designated Space as is required of Licensor as tenant under the Lease.

Section 10.03Restrictions on Licensor and Licensee Activities.  Licensor and Licensee acknowledge that each of them and their officers, employees and agents will during the Term gain substantial knowledge of the business of the other party.  Accordingly, Licensor and Licensee each on behalf of itself, its officers and employees hereby covenants that, during the Term and for a period of two (2) years after the expiration or termination of this Agreement, it will not, without the prior written consent of the other party hire, employ, solicit or attempt to solicit or induce any person employed by the other party to leave such employment or to break his or her non-competition agreement, non-disclosure agreement or any other agreement with the other party (the Parties acknowledge that general advertisements and job postings shall not be violations of this Section).

Section 10.04Hazardous Materials.  Licensee represents, warrants and covenants that it, its employees, and agents shall not generate, store, install, dispose of or otherwise handle in the Common Space or the Office Space any hazardous material other than those permitted on site. Unless otherwise specified in an SOW, Licensee shall be responsible for proper labeling and storage of all hazardous materials generated, stored, installed, disposed of or otherwise handled in the Licensed Space by Licensee and its employees, or in or around the Premises, by Licensee.

Section 10.05Absence of Debarment.   Licensor represents, warrants and covenants that Licensor’s personnel (i) has not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with any services hereunder any person who has been debarred or is subject to a pending debarmentpursuant to 21 USC § 335a or excluded pursuant to 42 U.S.C. § 1320a-7, or equivalent actions under the Regulatory Authorities in any jurisdiction, (ii) has not been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 USC § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7 or equivalent actions under the applicable laws in any jurisdiction, and (iii) has not been convicted of, charged with or investigated for any violation of law related to fraud, theft, embezzlement, breach of fiduciary duty, financial misconduct, controlled substances or obstruction of an investigation.

ARTICLE XI.

INSURANCE, INDEMNIFICATION & LIMITATION OF LIABILITY

Section 11.01Insurance.  Each party shall obtain and maintain throughout the Term, at its sole cost and expense, the following types of insurance coverage and limits of liability:

(a)Commercial General Liability including Umbrella Insurance coverage with limits of insurance of not less than $[***] per occurrence and $[***] in the aggregate;

(b)Workers’ Compensation and Employers Liability coverage that meet applicable state (and federal, where applicable) statutory limits; and

(c)such and other commercially reasonable forms of insurance agreed to by the parties.

Each insurance policy shall be maintained with insurers reasonably acceptable to the other party. Each party shall provide the other party with a certificate of insurance suitable to the other party evidencing such insurance policy/ies and stating that such policy/ies are in full force and effect and shall remain in effect throughout the Term, unless the insurance carrier provides not less than [***] prior written notice of expiration or cancellation.  Upon receipt of any such notice from an insurance carrier, such party shall promptly provide such notice to the other party. Licensor and Licensee agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Licensor or Licensee, as the case may be, so long as the insurance carried by Licensor and Licensee, respectively, is not invalidated thereby.  As long as such waivers of subrogation are contained in their respective insurance policies, Licensor and Licensee hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under property damage insurance.

Section 11.02Indemnification by Licensor.  Subject to Section 11.04, Licensor shall save, defend, indemnify and hold Licensee, its affiliates and their respective officers, directors, member-managers, managers, employees, contractors, invitees and agents (“Licensee Representatives”) harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a third party (“Claims”) resulting or otherwise arising from or in connection with any negligence or willful misconduct of Licensor or any of the Licensor Representatives in fulfillment of Licensor’s obligations under this Agreement, except to the extent any of the foregoing results from the negligence or willful misconduct of Licensee or any of the Licensee Representatives.

Section 11.03Indemnification by Licensee.  Subject to Section 11.04, Licensee shall save, defend, indemnify and hold Licensor, its affiliates and their respective officers, directors, member-managers, managers, employees, contractors, invitees and agents (“Licensor Representatives”) harmless from and against any and all Losses resulting or otherwise arising from or in connection with Claims relating to: (a) any negligence or willful misconduct of Licensee or any of the Licensee Representatives; (b) Licensee’s use of the Licensed Space, all except to the extent any of the foregoing results from the negligence or willful misconduct of Licensor or any of the Licensor Representatives; and (c) Licensee’s breach of this Agreement.

SECTION 11.04LIMITATION OF LIABILITY.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR DAMAGES RESULTING FROM LICENSOR’S ADJUDICATED NEGLIGENCE OR GROSS MISCONDUCT OR BREACH OF CONFIDENTIALITY Section 9.01, IN NO EVENT SHALL LICENSOR OR ANY OF ITS DIRECTORS, MEMBERS, MANAGERS, OFFICERS, SHAREHOLDERS, INVESTORS, EMPLOYEES, ADVISERS, OR AGENTS BE LIABLE OR RESPONSIBLE FOR INTERRUPTION OR LOSS OF BUSINESS (SPECIFICALLY INCLUDING ANY INTERRUPTION RESULTING FROM THE NEED TO CONDUCT REPAIRS OR MAINTENANCE ON ANY OF THE PREMISES OR ANY OF THE EQUIPMENT PROVIDED BY LICENSOR), INCOME OR PROFITS, OR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, AND INCLUDING (a) THE FAILURE OF INABILITY OF THE TESTING OR THE PRODUCT TO OBTAIN ANY LEVEL OF LICENSURE, CERTIFICATION, OR APPROVAL FROM ANY GOVERNMENTAL AUTHORITY OR REGULATORY AUTHORITY; AND/OR (b) THE MARKETING, ADVERTISING, SALE, DISTRIBUTION, TRANSPORTATION, CONSUMPTION, USE, OR APPLICATION OF ANY OF THE TESTING AND/OR THE PRODUCT(S) AND/OR THE EFFECTS OF ANY OF THE FOREGOING.

(b)IN NO EVENT SHALL LICENSOR’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT) OR OTHERWISE, EXCEED THE AGGREGATE FEES PAID OR PAYABLE TO LICENSOR PURSUANT TO THIS AGREEMENT IN THE THREE (3) YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 11.05DISCLAIMER OF WARRANTIES.  EXCEPT AS SET FORTH IN SECTION 10.01, 10.02 AND THE APPLICABLE SOW, THE PARTIES HEREBY EXPRESSLY DISCLAIM ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES REGARDING THE PREMISES, THE LICENSED SPACE (OR ANY PORTION THEREOF), THE SUPPORT SERVICES AND ANY OTHER MATERIALS OR SUPPLIES PROVIDED UNDER THIS AGREEMENT.

ARTICLE XII.

LICENSE TERM, TERMINATION, CHANGES AND EXTENSIONS

Section 12.01Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated, shall continue for a period of five (5) years or the expiration of any SOW hereunder, whichever comes first (the “Term”). The Term shall be set forth in the applicable SOW. The parties may extend the term of Licensed Space, provided the specific Cleanroom is available for the duration of the extension and provided that Licensee notifies Licensor of its intent to extend at least [***] prior to the end of the Cleanroom term specified in the applicable SOW. All extensions will require a new SOW and Fees may be adjusted based on market conditions.  Licensor does not guarantee availability of the Cleanroom beyond current Term in the applicable SOW.

Section 12.02Termination.  This Agreement may be terminated as follows:

(a)If either Licensee or Licensor breaches or defaults in the performance or observance of any of its respective obligations under this Agreement, and such breach or default is not cured within [***] after the giving of written notice by the other party specifying such breach or default.

(b)If either party is generally unable to meet its debts when due, or makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for such party for or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against such party in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of such party or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law, and any such event shall have continued for [***] undismissed, unstayed, unbonded and undischarged, then the other party may, upon notice to such party, terminate this Agreement, such termination to be effective upon such party’s receipt of such notice.

(c)If a substantial portion of the Licensed Space is damaged as a result of fire or other casualty or is taken by means of eminent domain, Licensor may terminate this Agreement upon notice to Licensee.

(d)“Early Termination”.  If, at any time during the Term of the Agreement, the Licensee desires early termination of this Agreement or otherwise discontinue use of the Designated Space, it will provide formal written notice of intent to vacate to Licensor at least three (3) months in advance of the early termination date. If Licensee terminates early, the Licensor will take good faith measures to contract with an alternate licensee to occupy the Licensee’s Dedicated Space for the balance of any unused Term.  Provided an alternate licensee is available and willing to occupy the space, Licensor will refund the relevant pre-paid License Fee for the duration the alternate licensee is occupying the same Cleanroom.  If Licensor is unable to find an alternate licensee to occupy the Cleanroom, Licensor will continue to charge Licensee the License Fee, excluding all costs related to Personnel Support, Consumables and Variable Budget, provided however, if such costs are incurred by Licensee, then, Licensee shall pay such costs on an hourly basis as agreed to by the parties until the three (3) months of advance notice is complete.

(e)Termination prior to Term start.  After pre-payment of Fees to reserve the Cleanroom and support services, per a related SOW, up until [***] of the start date of the Term, Licensee can terminate this Agreement with written notice to Licensor.  Any pre-payments of Fees per related SOW will be refunded to Licensee.  Terminations prior to Term start within [***] of the start date of the Term will be address per Section 12.02(d) above.

Section 12.03Effects of Expiration and Termination. Unless otherwise specified in Section 12.02 or any of the provisions of the applicable SOW, upon expiration or termination of this Agreement:

(a)The License, the Support Services, and any other licenses and rights granted or afforded by Licensor to Licensee hereunder shall terminate as set forth herein or as specified in an applicable SOW.

(b)Licensee shall vacate and decommission to commercially reasonable standards the Dedicated Space, leave the Licensed Space broom clean and in the same general order and condition as the Licensed Space on the Effective Date, except for reasonable wear and tear, and promptly provide a copy of all decommissioning documentation to Licensor.  Licensee shall after such termination or expiration: (1) remove all of Licensee’s personal property and all other property and effects of Licensee and all persons claiming through or under Licensee from the Licensed Space and the Premises, (2) remove all Equipment, and (3) repair all damage to the Licensed Space and the Premises, if any, occasioned by such removal, reasonable wear and tear excepted.  Licensor shall provide Licensee with full access and the right to remove the foregoing property (including Equipment) from the Licensed Space following expiration or termination of this Agreement.

Section 12.04Survival.  The termination or expiration of this Agreement shall not relieve the parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either party against the other.  The provisions of Sections 7.01, 7.02, 7.03, 12.03, 12.04 and Articles VIII, IX, X, XI, and XIII shall survive any termination or expiration of this Agreement.

Section 12.05Changes in Scope of Services or Fees.  ANY and ALL changes that materially impact the scope of services or fees as described in the applicable SOW must be addressed per formal, mutually-approved Change Orders to the SOW.  Licensor reserves the right to grant a conditional approval - so that work may commence in good faith - provided there is written notification (via email or letter), while formal approval of the Change Order is pending.

Section 12.06Transition of License and Support Services. In the event of assignment of this Agreement by Licensee, Licensor shall reasonably assist in the transition of the License and Support Services.

ARTICLE XIII.

MISCELLANEOUS

Section 13.01Notices.

(a)Any notice or communications given or required to be given pursuant to this Agreement shall be effective only if rendered or given in writing, sent by (1) registered or certified mail, return receipt requested, (2) a nationally recognized courier service such as Federal Express or UPS, or (3) hand delivery (with a duplicate copy sent via either method described in (1) or (2) immediately above) addressed:

If to Licensee, to:

Synlogic Operating Company, Inc.

301 Binney St. Suite 402

Cambridge, MA 02142

ATTN: Tony Awad, COO

If to Licensor, to:

Azzur Cleanrooms-on-Demand - Boston LLC

411 Waverley Oaks #129

Waltham, MA 02452

Attn: Ravi Samavedam, President Azzur COD

(b)Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement upon delivery or refusal of delivery. Either party may at any time change its address for notification purposes by providing written notice stating the change and setting forth the new address.

Section 13.02Entire Agreement; Amendment.

(a)Entire Agreement. Except as expressly otherwise provided herein, this Agreement together with the exhibits and schedules attached hereto, which are incorporated herein by this reference, embodies and constitutes the entire understanding between the parties with respect to the licensing transaction contemplated herein and supersede any conflicting terms in  the Master Services Agreement entered into by the parties on or about [***]. In the event of conflict, discrepancy, or inconsistency between the terms of this Agreement and any SOW, purchase order, or other document or form used by the parties, the terms of this Agreement will control except to the extent that such other document specifically states an intent to supersede this Agreement on a specific matter.

(b)Amendment. This Agreement may not be modified, amended or terminated, and Licensee’s obligations hereunder shall in no way be discharged, except as expressly provided in this Agreement or by written instrument executed by the parties hereto. This Agreement shall not be construed in any way to grant Licensee any leasehold or other real property interest in the Licensed Space. This Agreement merely grants Licensee this License to enter upon, occupy and use the Licensed Space during the Term in accordance with the terms and conditions hereof.

Section 13.03Assignment.  This Agreement is personal to Licensee, and Licensee may not assign its rights or delegate its duties under this Agreement (whether by operation of law or otherwise) without the prior written consent of Licensor which shall not be unreasonably conditioned, delayed or withheld; provided, however, Licensor’s consent shall not be required in the event Licensee assigns this Agreement to a successor in interest to all or substantially all of its business or assets. Licensor will provide reasonable notice to Licensee in the event Licensor assigns any of its rights and/or delegates any of its duties under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted legal representatives, successors and assigns.

Section 13.04Recording. Neither Licensor nor Licensee shall have the right to record this Agreement or any memorandum thereof.

Section 13.05Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than a default in the payment of any Fees) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, pestilence, pandemic, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by the other party or the Landlord.

Section 13.06Governing Law; Jurisdiction; Venue.  This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Massachusetts, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in any state or federal court located in the State of Massachusetts, Middlesex County. The parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue. No provision herein shall be construed as precluding a party from bringing an action for injunctive relief or other equitable relief at any time. In the event of litigation or any dispute relating to the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

Section 13.08Severability.  If and solely to the extent that any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court shall modify this Agreement to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.09Waivers.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition.  Neither the waiver by any party of any term or condition of this Agreement nor the failure on the part of any party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

Section 13.10Interpretation.  The term “business days” as used in this Agreement shall exclude Saturdays, Sundays and holidays, the term “Saturdays” as used in this Agreement shall exclude holidays and the term “holidays” as used in this Agreement shall mean all days observed as legal holidays by either the State of Ohio or the United States of America.  The terms “Person” and “persons” as used in this Agreement shall be deemed to include natural persons, firms, corporations, partnerships, limited liability entities, unincorporated associations, and any other private or public entities, whether any of the foregoing are acting on their own behalf or in a representative capacity.  Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a nonexclusive manner.

Section 13.11Execution and Counterparts.  This Agreement shall not be binding or effective until this Agreement is executed and delivered by Licensor and Licensee. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be effected by electronically transmitted (email) or facsimile signatures, all of which shall be treated as originals.

Section 13.12Attachments. All the attachments are integral parts of this Agreement and are attached hereto. The attachments are listed in the table below:

(a)Exhibit A: Scope of Work P-9717.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

LICENSEE:

SYNLOGIC OPERATING COMPANY, INC.

By:	/s/ GREGG BELOFF
Name:	Gregg Beloff
Title:	Interim Chief Financial Officer

LICENSOR:

AZZUR CLEANROOMS-ON-DEMAND – BOSTON, LLC

By:	/s/ RAVI SAMAVEDAM
Name:	Ravi Samavedam
Title:	President

P-6671 SOW 2 Rev 1for Facility Use (Suite 3 May 2019 to Dec 2022)

CONFIDENTIAL

EXHIBIT A

Scope of Work (SOW)

Scope of Work P-9717 for

Scope of Work for Cleanroom 3 Use (May 1, 2021 to December 31, 2022)

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Section 1 - Background/Scope

Azzur Cleanrooms On Demand (“COD”) facilities are designed for clients to utilize controlled clean areas and services related to early phase cGMP manufacturing. This Scope of Work (“SOW”) is for 21 months, subject to terms and conditions specified in the LICENSE AND SERVICES AGREEMENT, of cleanroom use (“CR3”) and support related services at the COD facility located at 411 Waverley Oaks Rd., #126, Waltham, MA 02452.  This SOW replaces P-6671 for the duration of May 2021 to Dec 2022.  This SOW is entered into by and COD (“Licensor”) and Synlogic (“Licensee”) effective as of the approval date of this SOW. Upon execution of this SOW, this SOW will be incorporated into a mutually approved License and Services Agreement (“LSA”) that contains additional terms and conditions of the COD Cleanrooms and support services use.

A Purchase Order (“PO”) for the license fees for the duration of 21 months and the first monthly pre-payment of the license fees, as identified this SOW, will be due no later than 30 days after the execution of this SOW and the related LSA.

Section 2 – License and Technical Requirements

Commencing on the Effective Date and subject to the terms and conditions of the LSA, Licensor grants to Licensee a license to access and use the cleanroom with specification described in Section 3. Licensor will provide the support services described in this Section 3 using Licensor personnel. Licensor personnel will perform the services in a timely, professional and workmanlike manner and in accordance with all applicable laws, regulations and guidelines. Licensor will maintain all permits, licenses or other approvals necessary for the operation of the Cleanroom in accordance with the requirements set forth herein. Specifically, Licensor will perform Services in accordance with the following:

Licensor personnel will be experienced with FDA facility compliance expectations. Licensor has based this Statement of Work upon the following documents.

•	Code of Federal Regulations Title 21 Part 210 – Current Good Manufacturing Practice in the Manufacturing, Processing, Packing, or Holding of Drugs; General
•	Code of Federal Regulations Title 21 Part 211 – Current Good Manufacturing Practice for Finished Pharmaceutical
•	ISPE Good Practice Guide – Science and Risk-Based Approach for the Delivery of Facility Systems and Equipment
•	ISPE Good Practice Guide – Good Engineering Practices
•	PDA Technical Report 56 – Application of Phase Appropriate Quality System and cGMP to the Development of Therapeutic Protein Drug Substance

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Licensee personnel using the classified areas are to be trained on Licensor SOPs on gowning, personnel movement, material control, gowning training, safety training etc.

Section 3 – Detailed Scope

This SOW provides details of the licensed cleanroom space, office space, support services and the related inclusions.

a)Cleanroom

•	Dedicated CR3 cleanroom space for a duration of 21 months with a start date of May 2021.
o	All entry/exit door to controlled or classified spaces will be access controlled via badge access and security controls
o	Cleanroom entry/exit doors will be interlocked with access only to Licensee and Licensor personnel.
o	Room differential pressures which will meet [***].
o	Room differential pressures which will meet [***].
o	Temperature specification range of [***] with operational control of [***]
o	Differential pressure, temperature and humidity will be continually monitored and alarmed.

Remote alarm management is performed by Licensor.

o	The [***] will be furnished with a [***]. Additional room furnishings can be installed upon request, the costs for which are not included in this SOW.
•	[***] in the cleanroom
o	[***] certification/maintenance

NOTE: [***] and disinfection during routine use is Licensee’s responsibility.

•	Cleanroom Cleaning
o

Weekly – Horizontal and vertical surfaces including wiped using [***], floors vacuumed and mopped using the latest version of the following approved cleaning solution [***] rotated on a monthly basis).

o	Monthly – Same as weekly cleaning followed by second cleaning using approved cleaning solution on all surfaces ([***] rotated on a monthly basis).
o	Quarterly (once every 3 months) – Same as monthly cleaning (approved cleaning solution used will be [***])

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NOTE: Changes in cleaning regimen including type of agents and frequency as well as enhanced cleaning for changeover can be implemented, the costs for which are not included in this SOW.

•	Routine Environmental Monitoring (EM)
o	Weekly TAP, Viable Air and Surface Monitoring
o	Data review and quality support (in-case of any deviation)
o	Trending and reporting of EM data on a periodic basis

NOTE: Changes in environmental monitoring including additional in-process monitoring costs are included in table 2 of section 4 of this SOW.

•	Access to consumable including gowning materials, cleaning supplies (wipes, alcohol) and dry ice. Licensor personnel will stock and re-stock such materials on a routine basis.
b)	Facility Infrastructure/ Quality Management (Licensor owned assets)
•	Security and access control for cGMP areas. Issuance and management of badges.
•	Back-up power for entire facility with all controlled assets (both Licensor and client owned)
•	Pest control, housekeeping and non-gmp cleaning
•	Waste removal and disposal (Biological, Hazardous, Non-Hazardous)
•	Licensor owned asset management including installation, calibration, qualification, routine monitoring, maintenance, alarm management and documentation.
•	Quality management of all Licensor owned assets including incident management.

c)

Material Storage for 21 months in Licensor owned assets in dedicated qualified, controlled, monitored and maintained environments in the following Standard Minimum Units (SMU) monthly amounts.  The monthly SMU amounts are determined based on the usage rates in 2020.

•	[***]
d)	Personnel Support ([***] per month)
•	Materials management including receipt, inspection, labeling, inventory management, segregation, movement, staging/kitting and raw materials quality release based on CofA.
•	Routine project meetings for scheduling, reporting, budget updates and issue resolution.
•	On-site support on an on-going basis.
•	Coordination/scheduling of shipment pickup and drop-off activities, packaging and labeling of samples, product shipments etc. Reconciliation of temperature monitors used for shipments.

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e)	Dedicated office space for Licensee personnel with access to telephone, printer/scanner, wireless internet, television/Monitor, office supplies and cafeteria.

Section 4 – Fees

a)	License Fee

The License Fee will be pre-paid on a monthly basis and includes items listed under the relevant category in Table 1 below, provided, however, the License Fee shall exclude from pre-pay or account for (as credit back to Licensee) any reduction in Personnel Support or Consumables during times when the Cleanroom is not utilitzed due to any renovation or shutdowns. A monthly Variable Budget for support services overage compared to SMU amounts and out of scope activities has been established at [***] per month. Specifically, the variable budget will cover the following known items, as needed:

●	Overages compared to monthly SMU amounts (personnel, material storage).
●

Training (General and Gowning Training). All Licensee individuals requiring access to the facility will undergo general safety, biohazards and Licensor facility compliance SOPs. Training will be documented and monitored by Licensor personnel.

●	Third-party costs paid by Licensor for activities including equipment/furniture purchase, shipping costs etc. will be passed through with a [***] upcharge.

Table 2 below shows the costs related to support services for monthly overages and other services to be covered by the Variable Budget, if required. Note that the unit costs of overages are higher than unit costs included in the License Fees as unplanned activities result in additional costs such as offsite storage, material movement and personnel time.

Table 1: Project Costs

[***]

Total PO amount (2021+2022)	$2,302,448

[***]

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Section 5 – Payments and Invoicing

All invoices are due net +30 days from the invoice date. Fixed amounts for the monthly License Fee   will be generated at the start of each month. Monthly invoices for variable amounts will be generated out at the end of each month, if required based on actual usage.

The total amount for CR3 use and related services for 21 months starting May 2021 to Dec 2022 including a variable budget allocation of $[***] per month is $2,302,448.  A Purchase Order (“PO”) for the total amount is required for the reservation of the cleanroom and related services specified in this SOW.  In addition, a pre-payment of [***] for the first month (May 2021) of license fees will be required for the reservation of the cleanroom and related services specified in this SOW.

Section 6 – Approvals

SOW Generated by (COD):
Date: 22APR21

Name: /s/ RAVI SAMAVEDAM Ravi Samavedam Title: President, Azzur COD

Email: ravi.samavedam@azzur.com

SOW Accepted by (Synlogic):

NAME: /s/ GREGG BELOFF
Gregg Beloff
TITLE: Interim Chief Financial Officer
DATE: 29 April 2021

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